Exhibit 99.1

Bristol Myers Squibb Reports Second Quarter Financial Results for 2023
•Reports Second Quarter Revenues of $11.2 Billion
•Posts Second Quarter GAAP Earnings Per Share of $0.99 and Non-GAAP EPS of $1.75; Includes Net Impact of ($0.05) Per Share for GAAP and Non-GAAP EPS Due to Acquired IPRD Charges and Licensing Income
•Reports Second Quarter Revenue Growth for In-Line Products and New Product Portfolio of 4%
•Progresses Portfolio and Pipeline with Significant Regulatory and Clinical Milestones Achieved
•Revises Outlook for Total Revenues to Low Single-Digit Decline, GAAP EPS to $3.72-$4.02, and Non-GAAP EPS to $7.35-$7.65 Due to Lower Expected Revenues for Revlimid and Pomalyst
•Reaffirms 2020-2025 Financial Targets
•Announces $4 Billion Accelerated Share Repurchase Agreement to be Executed During the Third Quarter of 2023

(PRINCETON, N.J., July 27, 2023) – Bristol Myers Squibb (NYSE:BMY) today reports results for the second quarter of 2023, which reflect continued execution against our strategic priorities.

“This was an important quarter for Bristol Myers Squibb,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “We saw a more rapid than expected decline in Revlimid sales in the quarter, which led to a revision of our financial guidance for the year. Importantly, we continued to advance the renewal and diversification of our portfolio, delivered strong performance across our key in-line products and new product portfolio, while continuing to advance our pipeline. I am confident in our ability to drive future growth and innovation while carrying out our mission to help patients prevail over serious diseases.”

	Second Quarter
$ amounts in millions, except per share amounts	2023	2022	Change	Change Excl. F/X**
Total Revenues	$11,226	$11,887	(6)%	(5)%
Earnings per share - GAAP*	0.99	0.66	50%	N/A
Earnings per share - Non-GAAP*	1.75	1.93	(9)%	N/A

* GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.05) during the second quarter of 2023 compared to ($0.14) per share in the second quarter of 2022.

** See "Use of Non-GAAP Financial Information".

SECOND QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2022 unless otherwise stated.

•Bristol Myers Squibb posted second quarter revenues of $11.2 billion, a decline of 6%, or 5% when adjusted for foreign exchange, due to lower sales of Revlimid, partially offset by in-line products and our new product portfolio.
•U.S. revenues decreased 5% to $7.9 billion in the quarter primarily due to lower sales of Revlimid resulting from generic erosion and an increase in the number of patients receiving free drug product for Revlimid, and to a lesser extent Pomalyst, from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which BMS donates products. This was partially offset by in-line products and our new product portfolio.
•International revenues decreased 8% to $3.3 billion in the quarter. When adjusted for foreign exchange impacts, international revenues decreased 6%, primarily due to Revlimid and Eliquis generic erosion and lower average net selling prices, partially offset by Opdivo and our new product portfolio.
•On a GAAP basis, gross margin decreased from 77.1% to 74.4% and on a non-GAAP basis, decreased from 78.3% to 75.0% primarily due to product mix.
•On a GAAP and non-GAAP basis, marketing, selling and administrative expenses increased 8% and 7%, respectively, to $1.9 billion in the quarter, primarily due to higher costs to support the acceleration of our portfolio, including the launch of new products.
•On a GAAP and non-GAAP basis, research and development expenses decreased 3% and 2%, respectively, to $2.3 billion in the quarter.
•On a GAAP and non-GAAP basis, Acquired IPRD decreased to $158 million in the quarter from $400 million in the same period a year ago. On a GAAP and non-GAAP basis, licensing income was $20 million in the quarter compared to $16 million in the same period a year ago.

•On a GAAP basis, amortization of acquired intangible assets decreased 7% to $2.3 billion in the quarter, primarily due to the Abraxane marketed product right being fully amortized in the fourth quarter of 2022.
•On a GAAP basis, income tax benefit was $218 million despite pre-tax earnings of $1.9 billion primarily due to the receipt of a non-U.S. tax ruling regarding the deductibility of a statutory impairment. On a non-GAAP basis, effective tax rate changed from 17.0% to 16.9%.
•The company reported net earnings attributable to Bristol Myers Squibb of $2.1 billion, or GAAP EPS of $0.99, in the second quarter, compared to $1.4 billion, or $0.66 per share, for the same period a year ago. In addition to the items discussed above, the higher GAAP EPS in the second quarter of 2023 also resulted from lower equity investments losses in the second quarter of 2023.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $3.7 billion, or non-GAAP EPS of $1.75, in the second quarter, compared to non-GAAP net earnings of $4.2 billion, or non-GAAP EPS of $1.93 per share, for the same period a year ago.
•The EPS results in the second quarter of 2023 also include the impact of lower weighted-average common shares outstanding.

SECOND QUARTER PRODUCT REVENUE HIGHLIGHTS

($ amounts in millions)	Quarter Ended June 30, 2023			% Change from Quarter Ended June 30, 2022			% Change from Quarter Ended June 30, 2022 (Excl. F/X)**
	U.S.(c)	Int'l	WW(d)	U.S.(c)	Int'l	WW(d)	Int'l	WW(d)
In-Line Products
Eliquis	$2,340	$864	$3,204	7%	(17)%	(1)%	(17)%	(1)%
Opdivo	1,230	915	2,145	2%	7%	4%	10%	5%
Pomalyst/Imnovid	570	277	847	(7)%	(5)%	(7)%	(4)%	(6)%
Orencia	707	220	927	8%	(1)%	6%	2%	7%
Sprycel	328	130	458	(12)%	(24)%	(16)%	(22)%	(15)%
Yervoy	369	216	585	13%	9%	11%	11%	12%
Mature and other products (a)	197	275	472	2%	(14)%	(8)%	(12)%	(7)%
Total In-Line Products	5,741	2,897	8,638	3%	(7)%	—	(5)%	—
New Product Portfolio
Reblozyl	179	55	234	24%	96%	36%	93%	35%
Abecma	115	17	132	60%	—	48%	—	48%
Opdualag	152	2	154	*	N/A	*	N/A	*
Zeposia	75	25	100	56%	39%	52%	39%	52%
Breyanzi	83	17	100	*	*	*	*	*
Onureg	31	13	44	24%	86%	38%	86%	38%
Inrebic	19	8	27	(5)%	*	17%	*	22%
Camzyos	46	—	46	*	N/A	*	N/A	*
Sotyktu	24	1	25	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	724	138	862	80%	75%	79%	75%	79%
Total In-Line and New Product Portfolio	6,465	3,035	9,500	8%	(5)%	4%	(3)%	4%
Recent LOE Products (b)
Revlimid	1,237	231	1,468	(42)%	(38)%	(41)%	(36)%	(41)%
Abraxane	189	69	258	7%	6%	7%	17%	10%
Total Recent LOE Products	1,426	300	1,726	(38)%	(31)%	(37)%	(28)%	(37)%

Total Revenues	$7,891	$3,335	$11,226	(5)%	(8)%	(6)%	(6)%	(5)%

*    In excess of +100%
**     See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d) Worldwide (WW) includes International (Int'l) and U.S.

SECOND QUARTER PRODUCT REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products in the second quarter were $8.6 billion compared to $8.7 billion in the prior year period. In-line products revenue was largely driven by:
•Opdivo worldwide revenues increased 4%, or 5% when adjusted for foreign exchange. U.S. revenues increased 2% to $1.2 billion compared to the prior year period. International revenues were $915 million compared to $858 million in the prior year period, representing an increase of

7% primarily due to higher demand as a result of launches for additional indications and core indications, partially offset by foreign exchange impacts and lower average net selling prices. When adjusted for foreign exchange impacts, international revenues increased 10%.
•Eliquis worldwide revenues decreased 1% compared to the prior year period. U.S. revenues were $2.3 billion compared to $2.2 billion in the prior year period, representing an increase of 7% primarily due to higher demand, partially offset by GTN adjustments in 2023. International revenues were $864 million compared to $1.0 billion in the prior year period, representing a decrease of 17%, primarily driven by generic erosion in Canada and the U.K. as well as government pricing measures.

New Product Portfolio
•New product portfolio worldwide revenues increased to $862 million compared to $482 million in the prior year period representing a growth of 79%, primarily driven by higher demand across the portfolio, including for Opdualag, Reblozyl, Breyanzi, Abecma, Camzyos and Zeposia.

Recent LOE Products
•Revlimid worldwide revenues declined by 41% compared to the prior year period, reflecting more rapid decline in revenue in the second quarter of 2023 than expected, due to generic erosion and an increase in the number of patients receiving free drug product from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which the company donates products.
SECOND QUARTER PRODUCT AND PIPELINE UPDATE
Cardiovascular

Category	Asset	Milestone
Regulatory	Camzyos® (mavacamten)
The European Commission (EC) approved Camzyos, the first and only cardiac myosin inhibitor approved in the EU, for the treatment of symptomatic New York Heart Association class II-III obstructive hypertrophic cardiomyopathy (HCM) in adult patients. The approval is based upon results from two Phase 3 trials: EXPLORER-HCM and VALOR-HCM.

Camzyos
The U.S. Food and Drug Administration (FDA) approved the supplemental New Drug Application to add positive data from the Phase 3 VALOR-HCM trial to the U.S. Prescribing Information for Camzyos. VALOR-HCM is the second Phase 3 trial in which Camzyos demonstrated significant improvement in symptoms of obstructive HCM.

milvexian
The company in collaboration with Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson and Johnson, was granted Fast Track Designation by the FDA for all three prospective indications for milvexian, an investigational oral factor XIa inhibitor. The designations cover all three indication-seeking studies within the Phase 3 Librexia development program (Librexia STROKE, Librexia ACS and Librexia AF), which are all dosing patients.

Oncology

Category	Asset	Milestone
Regulatory	Opdivo® (nivolumab)
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended approval of Opdivo as a monotherapy for the adjuvant treatment of adults and adolescents 12 years of age and older with completely resected stage IIB or IIC melanoma. The EC will now review the CHMP recommendation.

Opdivo
The EC approved Opdivo in combination with platinum-based chemotherapy for the neoadjuvant treatment of resectable non-small cell lung cancer (NSCLC) at a high risk of recurrence in adult patients with tumor cell PD-L1 expression ≥1%. The approval, which makes Opdivo with chemotherapy the first neoadjuvant immunotherapy-based treatment option approved for patients in the European Union in this setting, is based upon results from the Phase 3 CheckMate –816 trial.

repotrectinib
The U.S. FDA accepted the New Drug Application for repotrectinib for the treatment of patients with ROS1-positive locally advanced or metastatic NSCLC. The acceptance was based on results from the Phase 1/2 TRIDENT-1 trial. The FDA has granted the application Priority Review and assigned a Prescription Drug User Fee Act (PDUFA) goal date of November 27, 2023.

Clinical & Research	Opdivo	The Phase 3 CheckMate -7DX trial, evaluating Opdivo in combination with docetaxel in patients with advanced or metastatic castration-resistant prostate cancer (mCRPC), did not meet the primary endpoints of radiographic progressive free survival (rPFS) at final analysis, nor overall survival (OS) at an interim analysis. No safety concerns were reported. Based on the recommendation from the data monitoring committee, BMS has decided to discontinue the study. The study team and the investigators will be unblinded, and patients will be managed according to standards of care as per the discussion between investigators and the patients.
Opdivo
The sub-study of the Phase 3 CheckMate -901 trial met the dual primary endpoints of overall survival (OS) and progression-free survival (PFS) as assessed by Blinded Independent Central Review at final analysis. The sub-study results showed that Opdivo in combination with cisplatin-based chemotherapy followed by Opdivo monotherapy demonstrated statistically significant benefits in OS and PFS compared to standard-of-care cisplatin-based combinations as a first-line treatment for patients with unresectable or metastatic urothelial carcinoma who are eligible for cisplatin-based chemotherapy.

Opdivo + Yervoy
Four-year follow-up results from the Phase 3 CheckMate -9LA trial demonstrated durable, long-term survival benefits with Opdivo plus Yervoy with two cycles of chemotherapy compared to four cycles of chemotherapy alone in previously untreated patients with metastatic non-small cell lung cancer.

Hematology

Category	Asset	Milestone
Regulatory	Breyanzi® (lisocabtagene maraleucel)
The EC approved Breyanzi for the treatment of adult patients with diffuse large B-cell lymphoma (DLBCL), high grade B-cell lymphoma (HGBCL), primary mediastinal large B-cell lymphoma (PMLBCL), and follicular lymphoma grade 3B (FL3B), who relapsed within 12 months from completion of, or are refractory to, first-line chemoimmunotherapy. The approval was based on results from the pivotal Phase 3 TRANSFORM clinical trial.

Reblozyl® (luspatercept-aamt)
The FDA accepted the supplemental Biologics License Application for Reblozyl, a first-in-class treatment option, to expand its current indication to include treatment of anemia without previous use of erythropoiesis-stimulating agents (ESA-naïve) in adult patients with very low- to intermediate-risk myelodysplastic syndromes (MDS) who may require red blood cell transfusions. The FDA has granted the application Priority Review and assigned a PDUFA goal date of August 28, 2023.

In addition, the European Medicines Agency (EMA) validated the Type II Variation Application for Reblozyl to expand its current indication to include ESA-naïve treatment of anemia in adult patients with very low- to intermediate-risk MDS who may require red blood cell transfusions. The EMA’s validation confirms the submission is complete and begins the start of the EMA’s centralized review process. The submissions were based on results from the Phase 3 COMMANDS clinical trial. Japan’s Ministry of Health, Labour and Welfare accepted the New Drug Application for Reblozyl as a treatment of anemia in adult patients with MDS based on the MEDALIST trial, a Japan local Phase 2 trial, and the results of the COMMANDS clinical trial.

Clinical & Research	Breyanzi
Results from the primary analysis of two studies, TRANSCEND FL, an open-label, global, multicenter, Phase 2, single-arm study evaluating Breyanzi in patients with relapsed or refractory follicular lymphoma (FL) in the second-line and third-line plus setting, and the relapsed or refractory mantle cell lymphoma (MCL) cohort of TRANSCEND NHL 001, an open-label, multicenter, pivotal Phase 1, single-arm study evaluating Breyanzi in patients with relapsed or refractory B-cell non-Hodgkin lymphoma, including DLBCL, HGBCL, PMBCL, FL3B and MCL, showed deep and durable responses in both relapsed or refractory FL and MCL.

Results from the primary analysis of the pivotal TRANSCEND CLL 004 trial, a Phase 1/2 open-label, single arm multicenter study evaluating Breyanzi in adults with relapsed or refractory chronic lymphocytic leukemia or small lymphocytic lymphoma showed statistically significant complete response rates in 18.4% of patients in the primary efficacy analysis set. Among patients who achieved a complete response, no disease progression or deaths were observed, with median duration of response not reached.

Reblozyl
First results from the Phase 3 COMMANDS trial, an open-label, randomized trial evaluating Reblozyl versus epoetin alfa, an erythropoiesis-stimulating agent, for the treatment of anemia in adult patients with very low-, low- or intermediate-risk MDS who require red blood cell transfusions and are ESA-naïve demonstrated how nearly twice as many patients treated with Reblozyl achieved superior transfusion independence with concurrent hemoglobin increase versus epoetin alfa, as well as a durable response rate.

Immunology

Category	Asset	Milestone
Clinical & Research	LPA1 antagonist BMS-986278
Results from the Phase 2 study evaluating BMS-986278, a potential first-in-class oral, lysophosphatidic acid receptor 1 (LPA1) antagonist in patients with idiopathic pulmonary fibrosis, showed 26 weeks of treatment with twice-daily 60mg dose reduced the rate of lung function decline. Data demonstrate the potential of BMS-986278 in pulmonary fibrosis and support progression into Phase 3.

	FIRST HALF
$ amounts in millions, except per share amounts	2023	2022	Change	Change Excl. F/X**
Total Revenues	$22,563	$23,535	(4)%	(3)%
Earnings per share - GAAP*	2.06	1.25	65%	N/A
Earnings per share - Non-GAAP*	3.80	3.89	(2)%	N/A

* GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of (0.06) in the first half 2023 compared to (0.24) per share in the first half 2022.
** See "Use of Non-GAAP Financial Information".

FIRST HALF FINANCIAL RESULTS

All comparisons are made versus the same period in 2022 unless otherwise stated.

•Bristol Myers Squibb posted first half revenues of $22.6 billion, a decline of 4%, or 3% when adjusted for foreign exchange, primarily due to lower revenue for Revlimid.
•U.S. revenues remained consistent at $15.9 billion in the first half, primarily due to lower sales of Revlimid resulting from generic erosion and an increase in the number of patients receiving free drug product for Revlimid, and to a lesser extent, Pomalyst, from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which BMS donates products. This was offset by in-line products and our new product portfolio.
•International revenues decreased 12% to $6.6 billion in the first half. When adjusted for foreign exchange impacts, international revenues decreased 9%, primarily due to Revlimid and Eliquis generic erosion and lower average net selling prices, partially offset by Opdivo and our new product portfolio.
•On a GAAP basis, gross margin decreased from 77.9% to 75.9% and on a non-GAAP basis, decreased from 78.8% to 76.4%, primarily due to product mix.
•On a GAAP and non-GAAP basis, marketing, selling and administrative expenses increased 2% to $3.7 billion in the first half, primarily due to higher costs to support the acceleration of our portfolio, including the launch of new products.
•On a GAAP basis, research and development expenses remained consistent at $4.6 billion and on a non-GAAP basis increased 1% to $4.5 billion.
•On a GAAP and non-GAAP basis, Acquired IPRD decreased to $233 million in the first half of 2023 from $733 million in the same period a year ago. On a GAAP and non-GAAP basis, licensing income was $63 million in the first half of 2023 compared to $68 million in the same period a year ago.

•On a GAAP basis, amortization of acquired intangible assets decreased 7% to $4.5 billion in the first half, primarily due to the Abraxane marketed product right being fully amortized in the fourth quarter of 2022.
•The GAAP effective tax rate decreased from 25.6% to 6.2%, primarily due to the receipt of a non-U.S. tax ruling regarding the deductibility of a statutory impairment. On a non-GAAP basis, effective tax rate decreased from 16.4% to 16.2%.
•The company reported net earnings attributable to Bristol Myers Squibb of $4.3 billion, or GAAP EPS of $2.06, in the first half, compared to $2.7 billion, or $1.25 per share, for the same period a year ago. In addition to the items discussed above, the higher GAAP EPS in the first half of 2023 also resulted from lower equity investments losses, higher litigation and other settlements income in the first quarter of 2023 and a debt redemption charge in the same period a year ago.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $8.0 billion, or non-GAAP EPS of $3.80, in the first half, compared to non-GAAP net earnings of $8.4 billion, or non-GAAP EPS of $3.89 per share, for the same period a year ago.
•The EPS results in the first half of 2023 also include the impact of lower weighted-average common shares outstanding.

FIRST HALF PRODUCT REVENUE HIGHLIGHTS

•

($ amounts in millions)	Six Months Ended June 30, 2023			% Change from Six Months Ended June 30, 2022			% Change from Six Months Ended June 30, 2022 (Excl. F/X)**
	U.S.(c)	Int'l	WW(d)	U.S.(c)	Int'l	WW(d)	Int'l	WW(d)
In-Line Products
Eliquis	$4,894	$1,733	$6,627	13%	(18)%	3%	(15)%	4%
Opdivo	2,520	1,827	4,347	9%	9%	9%	14%	11%
Pomalyst/Imnovid	1,115	564	1,679	(5)%	1%	(3)%	4%	(2)%
Orencia	1,269	422	1,691	2%	—	1%	6%	3%
Sprycel	623	264	887	(8)%	(25)%	(14)%	(20)%	(12)%
Yervoy	683	410	1,093	7%	2%	5%	7%	7%
Mature and other products (a)	379	560	939	1%	(17)%	(10)%	(14)%	(8)%
Total In-Line Products	11,483	5,780	17,263	7%	(7)%	2%	(3)%	3%
New Product Portfolio
Reblozyl	337	103	440	21%	*	34%	*	34%
Abecma	233	46	279	82%	64%	79%	68%	79%
Opdualag	268	3	271	*	N/A	*	N/A	*
Zeposia	127	51	178	84%	55%	75%	58%	75%
Breyanzi	141	30	171	91%	*	*	*	*
Onureg	56	22	78	27%	100%	42%	*	44%
Inrebic	36	16	52	3%	*	27%	*	29%
Camzyos	75	—	75	*	N/A	*	N/A	*
Sotyktu	39	2	41	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	1,312	273	1,585	89%	99%	91%	*	91%
Total In-Line and New Product Portfolio	12,795	6,053	18,848	12%	(4)%	6%	(1)%	7%
Recent LOE Products (b)
Revlimid	2,778	440	3,218	(33)%	(61)%	(39)%	(59)%	(39)%
Abraxane	351	146	497	1%	38%	9%	50%	12%
Total Recent LOE Products	3,129	586	3,715	(31)%	(53)%	(35)%	(50)%	(35)%

Total Revenues	$15,924	$6,639	$22,563	—	(12)%	(4)%	(9)%	(3)%
*In excess of +100%
**     See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d) Worldwide (WW) includes International (Int'l) and U.S.

FIRST HALF PRODUCT REVENUE HIGHLIGHTS

In-Line Products
•Revenues for in-line products in the first half were $17.3 billion compared to $17.0 billion in the prior year period. In-line products revenue was largely driven by:
•Opdivo worldwide revenues increased 9%, or 11% when adjusted for foreign exchange. U.S. revenues were $2.5 billion compared to $2.3 billion in the prior year period, representing an increase of 9% due to higher demand across multiple indications, partially offset by declining second-line eligibility across tumor indications. The higher demand was related to the following indications: the Opdivo+Yervoy combinations for non-small cell lung cancer, and various gastric cancers, and adjuvant bladder cancer. International revenues were $1.8 billion compared to $1.7 billion in the prior year period, representing an increase of 9% primarily due to higher demand as a result of launches for additional indications and core indications, partially offset by foreign exchange impacts and lower average net selling prices. When adjusted for foreign exchange impacts, international revenues increased 14%.
•Eliquis worldwide revenues increased 3% compared to the prior year period. U.S. revenues were $4.9 billion compared to $4.3 billion in the prior year period, representing an increase of 13% primarily due to higher demand. International revenues were $1.7 billion compared to $2.1 billion in the prior year period, representing a decrease of 18%, primarily driven by generic erosion in the U.K. and Canada. When adjusted for foreign exchange impacts, international revenues decreased 15%.

New Product Portfolio
•New product portfolio worldwide revenues increased to $1.6 billion compared to $832 million in the prior year period representing a growth of 91%, primarily driven by higher demand across the portfolio, including Opdualag, Abecma, Reblozyl, Breyanzi, Zeposia and Camzyos.

Recent LOE Products
•Revlimid worldwide revenues declined by 39% compared to the prior year period, reflecting more rapid decline in revenue in the second quarter of 2023 than expected, due to generic erosion and an increase in the number of patients receiving free drug product from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which the company donates products.

Environmental, Social & Governance (ESG)
As a leading biopharmaceutical company, we understand our responsibility extends well beyond the discovery, development, and delivery of innovative medicines. Our evolving Environmental, Social, and Governance (ESG) strategy builds on a legacy of comprehensive and global sustainability efforts. To learn more about our priorities and goals, please visit our latest ESG report.

Capital Allocation

The company maintains a balanced approach to capital allocation focused on prioritizing investment for growth through business development, reducing debt, growing the dividend and opportunistic share repurchases. Dividend decisions are subject to Board of Directors approval.
•Today, the company is announcing a $4 billion accelerated share repurchase program, which is expected to be executed during the third quarter of 2023.
Financial Guidance

Bristol Myers Squibb is revising its 2023 guidance as follows:

•Adjusting outlook for total revenues and GAAP and non-GAAP EPS primarily due to lower than expected sales of Revlimid, and to a lesser extent, Pomalyst.
◦Revenues from Revlimid are now expected to be approximately $5.5 billion.
•GAAP EPS guidance also reflects higher tax benefits resulting from a non-U.S. tax ruling.

Key 2023 GAAP and non-GAAP line-item guidance assumptions are:

	U.S. GAAP		Non-GAAP[2]
	April (Prior)	July (Revised)	April (Prior)	July (Revised)
Total Revenues (as reported)	~ 2% increase	Low single digit decline	~ 2% increase	Low single digit decline
Total Revenues (excl. F/X)	~ 2% increase	Low single digit decline	~ 2% increase	Low single digit decline
Revlimid	~ $6.5 billion	~ $5.5 billion	~ $6.5 billion	~ $5.5 billion
Gross Margin %	~ 77%	~76%	~ 77%	~76%
Operating Expenses[1]	Mid single-digit decline	Low single digit decline	Low single-digit decline	Low single digit decline (No change)
Tax Rate	~ 21%	~ 16%	~ 17%	~ 17.5%
Diluted EPS	$4.10 - $4.40	$3.72-$4.02	$7.95 - $8.25	$7.35 - $7.65
1 Operating Expenses = MS&A and R&D, excluding Acquired IPRD and Amortization of acquired intangible assets.
2 See "Use of Non-GAAP Financial Information."

The 2023 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified and the impact of future Acquired IPRD charges. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. GAAP and non-GAAP guidance assume current exchange rates. The 2023 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Reaffirms 2020-2025 Financial Targets

The company is reaffirming its previously communicated 2020-2025 targets:
•Expects low- to mid single-digit revenue CAGR at constant exchange rates.
•Expects low double-digit revenue CAGR for our in-line and new product portfolio at constant exchange rates, with $8-$10 billion growth from in-line brands and $10-$13 billion in 2025 from our new product portfolio.
•Expects to maintain at least 40% non-GAAP operating margin.

This financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, as well as any specified items as discussed under “Use of Non-GAAP Financial Information.” There are no reliable or reasonably estimable comparable GAAP measures for the non-GAAP financial guidance contained herein. See "Use of Non-GAAP Financial Information." The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call Information
Bristol Myers Squibb will host a conference call today, Thursday, July 27, 2023, at 8:00 a.m. ET during which company executives will review the quarterly financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com.

Investors and the public can access the live conference call by registering in advance here. Those unable to register can access the live conference call by dialing in the U.S. toll-free 1-866-777-2509 or international +1 412-317-5413. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available at http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. ET on July 27 through 11:30 a.m. ET on August 10, 2023, by dialing in the U.S. toll free 1-877-344-7529 or international +1 412-317-0088, confirmation code: 7900147.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.
###
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For more information, contact:
Media: media@bms.com
Investor Relations: investor.relations@bms.com

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, non-GAAP operating margin, which is gross profit less marketing, selling and administrative expenses and research and development expense excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange ("Ex-Fx"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-Fx financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments), income resulting from the change in control of the Nimbus Therapeutics TYK2 Program and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Certain other significant tax items are also excluded such as the impact resulting from a non-U.S. tax ruling regarding the deductibility of a statutory impairment of subsidiary investments.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the accompanying financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating margin, non-GAAP operating expenses and non-GAAP tax rate is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of the unwind of inventory purchase price adjustments, accelerated depreciation and impairment of property, plant and equipment and intangible assets and stock compensation resulting from acquisition-related equity awards, or currency exchange rates beyond the next twelve months. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the Company’s 2023 financial guidance, plans and strategy, including its business development and capital allocation strategy, anticipated developments in the company’s pipeline and expectations with respect to the company’s future market position. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed and there is no assurance that the company will achieve its financial guidance and long-term targets, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; the company’s ability to retain patent exclusivity of certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could reduce the product's market acceptance for the company's products and result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks on the company’s information systems or products and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that they find favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net product sales	$10,917	$11,485	$21,965	$22,793
Alliance and other revenues	309	402	598	742
Total Revenues	11,226	11,887	22,563	23,535

Cost of products sold(a)	2,876	2,720	5,442	5,191
Marketing, selling and administrative	1,934	1,787	3,696	3,618
Research and development	2,258	2,321	4,579	4,581
Acquired IPRD	158	400	233	733
Amortization of acquired intangible assets	2,257	2,417	4,513	4,834
Other (income)/expense, net	(116)	284	(529)	933
Total Expenses	9,367	9,929	17,934	19,890

Earnings Before Income Taxes	1,859	1,958	4,629	3,645
Provision for Income Taxes	(218)	529	285	933
Net Earnings	2,077	1,429	4,344	2,712
Noncontrolling Interest	4	8	9	13
Net Earnings Attributable to BMS	$2,073	$1,421	$4,335	$2,699

Weighted-Average Common Shares Outstanding:
Basic	2,093	2,133	2,096	2,140
Diluted	2,102	2,149	2,107	2,157

Earnings per Common Share:
Basic	$0.99	$0.67	$2.07	$1.26
Diluted	0.99	0.66	2.06	1.25

Other (income)/expense, net
Interest expense(b)	$282	$313	$570	$639
Royalty and licensing income	(340)	(287)	(703)	(593)
Royalty income - divestitures	(218)	(221)	(406)	(392)
Equity investment losses	58	308	213	952
Integration expenses	59	124	126	229
Loss (gain) on debt redemption	—	(9)	—	266
Divestiture gains	—	—	—	(211)
Litigation and other settlements	(7)	25	(332)	(12)
Investment income	(95)	(27)	(197)	(37)
Provision for restructuring	113	20	180	43
Other	32	38	20	49
Other (income)/expense, net	$(116)	$284	$(529)	$933
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED JUNE 30, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$2,340	$864	$3,204	$2,192	$1,043	$3,235	7%	(17)%	(1)%	7%	(17)%	(1)%
Opdivo	1,230	915	2,145	1,205	858	2,063	2%	7%	4%	2%	10%	5%
Pomalyst/Imnovid	570	277	847	616	292	908	(7)%	(5)%	(7)%	(7)%	(4)%	(6)%
Orencia	707	220	927	654	222	876	8%	(1)%	6%	8%	2%	7%
Sprycel	328	130	458	372	172	544	(12)%	(24)%	(16)%	(12)%	(22)%	(15)%
Yervoy	369	216	585	326	199	525	13%	9%	11%	13%	11%	12%
Mature and other brands(a)	197	275	472	194	318	512	2%	(14)%	(8)%	2%	(12)%	(7)%
Total In-Line Products	5,741	2,897	8,638	5,559	3,104	8,663	3%	(7)%	—	3%	(5)%	—
New Product Portfolio
Reblozyl	179	55	234	144	28	172	24%	96%	36%	24%	93%	35%
Abecma	115	17	132	72	17	89	60%	—	48%	60%	—	48%
Opdualag	152	2	154	58	—	58	*	N/A	*	*	N/A	*
Zeposia	75	25	100	48	18	66	56%	39%	52%	56%	39%	52%
Breyanzi	83	17	100	33	6	39	*	*	*	*	*	*
Onureg	31	13	44	25	7	32	24%	86%	38%	24%	86%	38%
Inrebic	19	8	27	20	3	23	(5)%	*	17%	(5)%	*	22%
Camzyos	46	—	46	3	—	3	*	N/A	*	*	N/A	*
Sotyktu	24	1	25	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	724	138	862	403	79	482	80%	75%	79%	80%	75%	79%
Total In-Line and New Product Portfolio	6,465	3,035	9,500	5,962	3,183	9,145	8%	(5)%	4%	8%	(3)%	4%
Recent LOE Products(b)
Revlimid	1,237	231	1,468	2,130	371	2,501	(42)%	(38)%	(41)%	(42)%	(36)%	(41)%
Abraxane	189	69	258	176	65	241	7%	6%	7%	7%	17%	10%
Total Recent LOE Products	1,426	300	1,726	2,306	436	2,742	(38)%	(31)%	(37)%	(38)%	(28)%	(37)%

Total Revenues	$7,891	$3,335	$11,226	$8,268	$3,619	$11,887	(5)%	(8)%	(6)%	(5)%	(6)%	(5)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d) Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$4,894	$1,733	$6,627	$4,339	$2,107	$6,446	13%	(18)%	3%	13%	(15)%	4%
Opdivo	2,520	1,827	4,347	2,304	1,682	3,986	9%	9%	9%	9%	14%	11%
Pomalyst/Imnovid	1,115	564	1,679	1,173	561	1,734	(5)%	1%	(3)%	(5)%	4%	(2)%
Orencia	1,269	422	1,691	1,246	422	1,668	2%	—	1%	2%	6%	3%
Sprycel	623	264	887	677	350	1,027	(8)%	(25)%	(14)%	(8)%	(20)%	(12)%
Yervoy	683	410	1,093	637	403	1,040	7%	2%	5%	7%	7%	7%
Mature and other brands(a)	379	560	939	374	675	1,049	1%	(17)%	(10)%	1%	(14)%	(8)%
Total In-Line Products	11,483	5,780	17,263	10,750	6,200	16,950	7%	(7)%	2%	7%	(3)%	3%
New Product Portfolio
Reblozyl	337	103	440	278	50	328	21%	*	34%	21%	*	34%
Abecma	233	46	279	128	28	156	82%	64%	79%	82%	68%	79%
Opdualag	268	3	271	64	—	64	*	N/A	*	*	N/A	*
Zeposia	127	51	178	69	33	102	84%	55%	75%	84%	58%	75%
Breyanzi	141	30	171	74	9	83	91%	*	*	91%	*	*
Onureg	56	22	78	44	11	55	27%	100%	42%	27%	*	44%
Inrebic	36	16	52	35	6	41	3%	*	27%	3%	*	29%
Camzyos	75	—	75	3	—	3	*	N/A	*	*	N/A	*
Sotyktu	39	2	41	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	1,312	273	1,585	695	137	832	89%	99%	91%	89%	*	91%
Total In-Line and New Product Portfolio	12,795	6,053	18,848	11,445	6,337	17,782	12%	(4)%	6%	12%	(1)%	7%
Recent LOE Products(b)
Revlimid	2,778	440	3,218	4,168	1,130	5,298	(33)%	(61)%	(39)%	(33)%	(59)%	(39)%
Abraxane	351	146	497	349	106	455	1%	38%	9%	1%	50%	12%
Total Recent LOE Products	3,129	586	3,715	4,517	1,236	5,753	(31)%	(53)%	(35)%	(31)%	(50)%	(35)%

Total Revenues	$15,924	$6,639	$22,563	$15,962	$7,573	$23,535	—	(12)%	(4)%	—	(9)%	(3)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d) Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL AND WORLDWIDE REVENUES
FOREIGN EXCHANGE IMPACT (%)
FOR THE THREE MONTHS ENDED JUNE 30, 2023
(Unaudited)

	International			WW (c)
	Change %	Favorable/ (Unfavorable) F/X %	Change % Excl. F/X	Change %	Favorable/ (Unfavorable) F/X %	Change % Excl. F/X**
In-Line Products
Eliquis	(17)%	—	(17)%	(1)%	—	(1)%
Opdivo	7%	(3)%	10%	4%	(1)%	5%
Pomalyst/Imnovid	(5)%	(1)%	(4)%	(7)%	(1)%	(6)%
Orencia	(1)%	(3)%	2%	6%	(1)%	7%
Sprycel	(24)%	(2)%	(22)%	(16)%	(1)%	(15)%
Yervoy	9%	(2)%	11%	11%	(1)%	12%
Mature and other products(a)	(14)%	(2)%	(12)%	(8)%	(1)%	(7)%
Total In-Line Products	(7)%	(2)%	(5)%	—	—	—
New Product Portfolio
Reblozyl	96%	3%	93%	36%	1%	35%
Abecma	—	—	—	48%	—	48%
Opdualag	N/A	N/A	N/A	*	*	*
Zeposia	39%	—	39%	52%	—	52%
Breyanzi	*	*	*	*	*	*
Onureg	86%	—	86%	38%	—	38%
Inrebic	*	*	*	17%	(5)%	22%
Camzyos	N/A	N/A	N/A	*	*	*
Sotyktu	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	75%	—	75%	79%	—	79%
Total In-Line Products and New Product Portfolio	(5)%	(2)%	(3)%	4%	—	4%
Recent LOE Products(b)
Revlimid	(38)%	(2)%	(36)%	(41)%	—	(41)%
Abraxane	6%	(11)%	17%	7%	(3)%	10%
Total Recent LOE Products	(31)%	(3)%	(28)%	(37)%	—	(37)%

Total	(8)%	(2)%	(6)%	(6)%	(1)%	(5)%
*    In excess of +/- 100%.
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL AND WORLDWIDE REVENUES
FOREIGN EXCHANGE IMPACT (%)
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(Unaudited)

	International			WW (c)
	Change %	Favorable/ (Unfavorable) F/X %	Change % Excl. F/X	Change %	Favorable/ (Unfavorable) F/X %	Change % Excl. F/X**
In-Line Products
Eliquis	(18)%	(3)%	(15)%	3%	(1)%	4%
Opdivo	9%	(5)%	14%	9%	(2)%	11%
Pomalyst/Imnovid	1%	(3)%	4%	(3)%	(1)%	(2)%
Orencia	—	(6)%	6%	1%	(2)%	3%
Sprycel	(25)%	(5)%	(20)%	(14)%	(2)%	(12)%
Yervoy	2%	(5)%	7%	5%	(2)%	7%
Mature and other products(a)	(17)%	(3)%	(14)%	(10)%	(2)%	(8)%
Total In-Line Products	(7)%	(4)%	(3)%	2%	(1)%	3%
New Product Portfolio
Reblozyl	*	*	*	34%	—	34%
Abecma	64%	(4)%	68%	79%	—	79%
Opdualag	N/A	N/A	N/A	*	*	*
Zeposia	55%	(3)%	58%	75%	—	75%
Breyanzi	*	*	*	*	*	*
Onureg	100%	(9)%	*	42%	(2)%	44%
Inrebic	*	*	*	27%	(2)%	29%
Camzyos	N/A	N/A	N/A	*	*	*
Sotyktu	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	99%	(5)%	*	91%	—	91%
Total In-Line Products and New Product Portfolio	(4)%	(3)%	(1)%	6%	(1)%	7%
Recent LOE Products(b)
Revlimid	(61)%	(2)%	(59)%	(39)%	—	(39)%
Abraxane	38%	(12)%	50%	9%	(3)%	12%
Total Recent LOE Products	(53)%	(3)%	(50)%	(35)%	—	(35)%

Total	(12)%	(3)%	(9)%	(4)%	(1)%	(3)%
*    In excess of +/- 100%.
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF GAAP AND NON-GAAP GROWTH DOLLARS AND PERCENTAGES EXCLUDING FOREIGN EXCHANGE IMPACT
(Unaudited, dollars in millions)

THREE MONTHS ENDED	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $*	2023 Excl. F/X**	Favorable / (Unfavorable) F/X %*	% Change Excl. F/X**
Revenues	$11,226	$11,887	$(661)	(6)%	$(68)	$11,294	(1)%	(5)%
Gross profit	8,350	9,167	(817)	(9)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	8,417	9,312	(895)	(10)%	N/A	N/A	N/A	N/A

Gross margin(b)	74.4%	77.1%
Gross margin excluding specified items	75.0%	78.3%

Marketing, selling and administrative	1,934	1,787	147	8%	12	1,946	1%	9%
Marketing, selling and administrative excluding specified items(a)	1,914	1,783	131	7%	12	1,926	1%	8%

Marketing, selling and administrative excluding specified items as a % of revenues	17.0%	15.0%

Research and development	2,258	2,321	(63)	(3)%	4	2,262	—	(3)%
Research and development excluding specified items(a)	2,252	2,300	(48)	(2)%	4	2,256	—	(2)%

Research and development excluding specified items as a % of revenues	20.1%	19.3%

SIX MONTHS ENDED	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $*	2023 Excl. F/X**	Favorable / (Unfavorable) F/X %*	% Change Excl. F/X**

Revenues	$22,563	$23,535	$(972)	(4)%	$(279)	$22,842	(1)%	(3)%
Gross profit	17,121	18,344	(1,223)	(7)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	17,242	18,541	(1,299)	(7)%	N/A	N/A	N/A	N/A

Gross margin(b)	75.9%	77.9%
Gross margin excluding specified items	76.4%	78.8%

Marketing, selling and administrative	3,696	3,618	78	2%	43	3,739	1%	3%
Marketing, selling and administrative excluding specified items(a)	3,676	3,612	64	2%	43	3,719	1%	3%

Marketing, selling and administrative excluding specified items as a % of revenues	16.3%	15.3%

Research and development	4,579	4,581	(2)	—	20	4,599	—	—
Research and development excluding specified items(a)	4,458	4,433	25	1%	20	4,478	—	1%

Research and development excluding specified items as a % of revenues	19.8%	18.8%

*    Foreign exchange impacts were derived by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.
**    See "Use of Non-GAAP Financial Information".
(a)    Refer to the Specified Items schedule above for further details.
(b)    Represents gross profit as a percentage of Revenues.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Inventory purchase price accounting adjustments	$31	$102	$84	$154
Site exit and other costs	36	43	37	43
Cost of products sold	67	145	121	197

Site exit and other costs	20	4	20	6
Marketing, selling and administrative	20	4	20	6

IPRD impairments	—	—	20	40
Priority review voucher	—	—	95	—
Inventory purchase price accounting adjustments	—	21	—	108
Site exit and other costs	6	—	6	—
Research and development	6	21	121	148

Amortization of acquired intangible assets	2,257	2,417	4,513	4,834

Interest expense(a)	(13)	(21)	(27)	(48)
Equity investment losses/(income)	58	307	208	950
Integration expenses	59	124	126	229
Loss on debt redemption	—	(9)	—	266
Divestiture losses/(gains)	—	—	—	(211)
Litigation and other settlements	—	—	(335)	(40)
Provision for restructuring	113	20	180	43
Other	—	42	(5)	42
Other (income)/expense, net	217	463	147	1,231

Increase to pretax income	2,567	3,050	4,922	6,416

Income taxes on items above	(311)	(321)	(604)	(719)
Income taxes attributed to a non-U.S. tax ruling	(656)	—	(656)	—
Income taxes	(967)	(321)	(1,260)	(719)

Increase to net earnings	$1,600	$2,729	$3,662	$5,697
(a)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS

(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,350	$67	$8,417	$17,121	$121	$17,242
Marketing, selling and administrative	1,934	(20)	1,914	3,696	(20)	3,676
Research and development	2,258	(6)	2,252	4,579	(121)	4,458
Amortization of acquired intangible assets	2,257	(2,257)	—	4,513	(4,513)	—
Other (income)/expense, net	(116)	(217)	(333)	(529)	(147)	(676)
Earnings before income taxes	1,859	2,567	4,426	4,629	4,922	9,551
Provision for income taxes	(218)	967	749	285	1,260	1,545
Net earnings attributable to BMS used for diluted EPS calculation	$2,073	$1,600	$3,673	$4,335	$3,662	$7,997

Weighted-average common shares outstanding - diluted	2,102	2,102	2,102	2,107	2,107	2,107
Diluted earnings per share	$0.99	$0.76	$1.75	$2.06	$1.74	$3.80

Effective tax rate	(11.7)%	28.6%	16.9%	6.2%	10.0%	16.2%

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$9,167	$145	$9,312	$18,344	$197	$18,541
Marketing, selling and administrative	1,787	(4)	1,783	3,618	(6)	3,612
Research and development	2,321	(21)	2,300	4,581	(148)	4,433
Amortization of acquired intangible assets	2,417	(2,417)	—	4,834	(4,834)	—
Other (income)/expense, net	284	(463)	(179)	933	(1,231)	(298)
Earnings before income taxes	1,958	3,050	5,008	3,645	6,416	10,061
Provision for income taxes	529	321	850	933	719	1,652
Net earnings attributable to BMS used for diluted EPS calculation	$1,421	$2,729	$4,150	$2,699	$5,697	$8,396

Weighted-average common shares outstanding - diluted	2,149	2,149	2,149	2,157	2,157	2,157
Diluted earnings per share	$0.66	$1.27	$1.93	$1.25	$2.64	$3.89

Effective tax rate	27.0%	(10.0)%	17.0%	25.6%	(9.2)%	16.4%
(a)    Refer to the Specified Items schedule above for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF JUNE 30, 2023 AND DECEMBER 31, 2022
(Unaudited, dollars in millions)

	June 30, 2023	December 31, 2022

Cash and cash equivalents	$8,372	9,123
Marketable debt securities - current	358	130
Cash, cash equivalents and marketable debt securities	8,730	9,253
Short-term debt obligations	(3,020)	(4,264)
Long-term debt	(34,656)	(35,056)
Net debt position	(28,946)	(30,067)

BRISTOL-MYERS SQUIBB COMPANY
2023 FULL YEAR PROJECTED DILUTED EPS FROM OPERATIONS
EXCLUDING PROJECTED SPECIFIED ITEMS

	Full Year 2023
	Pre-tax	Tax	After-tax
Projected Diluted Earnings Attributable to Shareholders per Common Share - GAAP			$3.72-$4.02

Projected Specified Items:
Purchase price accounting adjustments(a)	4.34	0.53	3.81
Acquisition, restructuring and integration expenses(b)	0.28	0.06	0.22
Equity investment losses	0.10	0.01	0.09
Priority review voucher	0.05	0.01	0.04
Site exit and other costs	0.05	0.01	0.04
Litigation and other settlements	(0.34)	(0.08)	(0.26)
Income tax attributed to non-US tax ruling	—	0.31	(0.31)
Total	4.48	0.85	3.63

Projected Diluted Earnings Attributable to Shareholders per Common Share - Non-GAAP			$7.35-$7.65

(a) Includes amortization of acquired intangible assets, unwind of inventory fair value adjustments and amortization of fair value adjustments of debt assumed from Celgene.
(b) Includes acquisition, restructuring and integration expenses recognized in Other (income)/expense, net.

The following table summarizes the company's 2023 financial guidance:
Line item	GAAP	Non-GAAP
Total reported revenues	Low single digit decline	Low single digit decline
Total revenues Ex-FX (c)	Low single digit decline	Low single digit decline
Revlimid	~ $5.5 billion	~ $5.5 billion
Gross margin %	~76%	~76%
Operating expenses(d)	Low single digit decline	Low single digit decline (No change)
Effective tax rate	~ 16%	~ 17.5%

(c) Ex-FX excludes the impact of foreign exchange calculated by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our prior-period results.

(d) Operating expenses consist of Marketing, Selling and Administrative expenses and Research and Development expenses, excluding Acquired IPRD expenses.

The GAAP financial results for the full year of 2023 will include specified items, including but not limited to purchase price accounting adjustments, acquisition and integration expenses, charges associated with restructuring, cost of acquiring a priority review voucher, equity investment losses (including fair value adjustments attributed to limited partnership equity method investments), impairment of intangible assets, litigation and other settlements, and income tax attributed to Non-US tax ruling. The 2023 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. For a fuller discussion of items that could impact full year GAAP results, as well as the use of non-GAAP financial information, see "Cautionary Statement Regarding Forward-Looking Statements" and “Use of Non-GAAP Financial Information”.